SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) – September 23, 2004

BELL INDUSTRIES, INC.

California	1-11471	95-2039211
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation or Organization)	File Number)	Identification No.)

1960 E. Grand Avenue, Suite 560, El Segundo, California	90245

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 563-2355

Not Applicable

(Former Name or Former Address, if Changed since Last Report)

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     (b) On September 23, 2004, Bell Industries, Inc. (the “Company”) issued a news release to announce the departure of Tracy A. Edwards, who had served as the company’s president, chief executive officer and chairman, effective September 25, 2004. Mr. Edwards will receive a severance payment in accordance with the terms of his employment agreement, dated February 1, 1999. In addition, the Company announced the resignation of John J. Cost as a director, effective September 17, 2004. The release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

     (c) The same news release described in Item 5.02(b) also announced that Mark E. Schwarz has succeeded Mr. Edwards as chairman, effective September 20, 2004. Additionally, the release announced that Russell A. Doll has been appointed as acting president and chief executive officer, and Mitchell I. Rosen as chief financial officer, in each case effective on September 20, 2004. The release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

     Schwarz, 43, has been a member of the Company’s board of directors since 2000. He is general partner of Newcastle Partners, L.P., a Dallas-based private investment firm.

     Mr. Doll, 43, has served as President of the Company’s Bell Tech.logix Group operating unit since November 2003 and as a senior vice president since February 2000. Mr. Doll previously served as the Company’s chief financial officer from February 1999 to November 2003 and as its vice president, finance, from April 1998 to February 1999.

     Mr. Rosen, 40, has served as the Company’s vice president and corporate controller since December 2000. He was previously a senior manager with PricewaterhouseCoopers LLP from January 1990 until November 2000. Mr. Rosen is a Certified Public Accountant.

     The Company previously entered into severance agreements with Mr. Doll. In December 2003, the Company entered into a severance agreement with Mr. Doll in connection with his employment as President of the Bell Tech.logix Group. The agreement provides that Mr. Doll will receive an amount equal to his annual base compensation (excluding bonuses and other compensation) in the event the Company terminates his employment other than by reason of death, disability, retirement, or cause, or in the event Mr. Doll terminates his employment as a result of a reduction in his base compensation. The payment of severance is limited and will not be payable in the event Mr. Doll is receiving or is entitled to receive severance compensation after a change in control under the separate severance agreements noted below.

     Separate severance agreements with Mr. Doll, provide, in essence, that should there be a “change in control” (as defined in the agreements) and Mr. Doll’s employment is terminated either (i) involuntarily, without just cause, or (ii) voluntarily, if he has determined in good faith that his duties have been altered in a material respect or there has been a reduction in his compensation or employee benefits, then upon termination, the officer would be entitled to receive a severance payment. The severance agreement with Mr. Doll entered into in April 1998 provides that if he is terminated under circumstances giving rise to a severance payment, the amount of such payment would be the lesser of 150% of his “base amount” and the maximum amount payable that would not constitute an “excess parachute payment.” In June 1999, Mr. Doll entered into a second severance agreement having substantially the same terms except the payment calculation would be 145% of the base amount.

     (d) The same news release described in Item 5.02(b) also announced the appointment of Russell A. Doll as a director, effective September 17, 2004. The release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Exhibits.

     Exhibit 99.1 — Press release dated September 23, 2004 reporting the departure of Tracy A. Edwards, chairman, president and chief executive officer of the Company, the resignation of John J. Cost as director, the appointment of Mark E. Schwarz as chairman, Russell A. Doll as acting president and chief executive officer and director, and Mitchell I. Rosen as chief financial officer.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BELL INDUSTRIES, INC.
Date: September 23, 2004	By:	/s/ Russell A. Doll
		Name:	Russell A. Doll
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated September 23, 2004 reporting the departure of Tracy A. Edwards, chairman, president and chief executive officer of Bell Industries, Inc., the resignation of John J. Cost as director, the appointment of Mark E. Schwarz as chairman, Russell A. Doll as acting president and chief executive officer and director, and Mitchell I. Rosen as chief financial officer.